MATERION and SUBSIDIARIES MANAGEMENT INCENTIVE PLAN FOR THE 2019 PLAN YEAR Summary Plan Document I. INTRODUCTION The Materion and Subsidiaries Management Incentive Plan for the 2019 Plan Year (the “Plan”), has been established by the Compensation Committee (the “Compensation Committee”), of the Company’s Board of Directors to provide incentive compensation to certain eligible employees based principally on annual financial performance. Plan awards have a significant portion based on Company performance and potentially Business Unit or Corporate Function Performance (“Financial Performance”), and a remaining component that recognizes individual and combined contributions toward personal/team objectives ("Personal/Team Performance”). II. DEFINITIONS Base Salary: The Participant's annual base salary as of September 30 of the Plan Year will be used to calculate any earned award. Plan Year: Calendar year 2019, which is the fiscal year for which Financial Performance and Personal/Team Performance, and any Plan awards, will be calculated. Business Unit or Corporate Function Performance: The Compensation Committee has delegated authority to the Company’s executive staff to designate the Company’s business units/subsidiaries and corporate functions (and their eligible employees) that are eligible for participation in the Plan for the Plan Year. Each business unit or corporate function has defined Financial Performance measures, which have in turn been approved by the Compensation Committee and/or the executive staff. For each of these Financial Performance measures, a minimum goal, target goal and maximum goal will be established. Plan awards include a Financial Performance component based on Company Performance alone, or Company Performance and/or Business Unit/Corporate Function Performance. Company Performance: The Company Performance portion of the Financial Performance component of Plan awards will consist of an Operating Profit measure (weighted at 70%), a Growth in Value-added Sales measure (weighted at 15%) and a Simple Free Cash Flow measure (weighted at 15%). Operating Profit (“OP”): Operating Profit is defined as profit or loss, before interest and taxes, and for domestic and international operations, OP will include accrued performance or incentive compensation. Any adjustment to exclude the effect of any extraordinary, unusual or non-reoccurring items will be subject to review and approval by the Compensation Committee. Growth in Value-added Sales (“VAS”): Growth in Value-added Sales is defined as the percent increase in VAS for the Plan Year over the prior year. VAS is the amount equal to (1) the Company’s sales for the Plan Year minus (2) the aggregate cost to the Company for the Plan Year of gold, silver, platinum, palladium and copper. Simplified Free Cash Flow (“SFCF”): Simple Free Cash Flow is defined as the amount equal to (1) operating profit plus depreciation and amortization minus (2) the change in working capital (accounts receivable, accounts payable, and inventory) and capital investments. Approved by Compensation Committee January 29, 2019 Page 1 of 4

Other Metrics: From time to time, other metrics may be adopted that are aligned with a business unit’s strategy and market challenges or a corporate function’s strategic imperatives. These metrics will be defined and tracked by the corporate accounting department, subject to approval by the executive staff. Personal/Team Performance: An assessment is made of an individual's achievements and his/her contributions to work/project teams during the Plan Year. This assessment is expressed as a percentage of Base Salary. The Personal/Team Performance component is distinct from the Financial Performance component. Performance Objectives: Performance Objectives shall mean the measurable performance objective or objectives established for Participants under the Plan for the Plan Year. The Compensation Committee may provide for such adjustments in the Performance Objectives or their evaluation as it may deem necessary or appropriate for purposes of administering this Plan. Target Annual Award Opportunity Each Plan Year, MIP eligible participants will be assigned a Target Annual Award Opportunity, expressed as a percent of Base Salary. III. PARTICIPATION At the beginning of the Plan Year, the executive staff will, based on delegated authority from the Compensation Committee, identify exempt salaried employees whose responsibilities affect progress on critical issues facing the Company, and those employees will participate in the Plan for the Plan Year. Those individuals selected by the executive staff will be notified of their participation in the Plan, their Target Annual Award Opportunity and applicable business unit designation. Following the beginning of the Plan Year, the executive staff may admit new hires or individuals who are promoted or assigned additional and significant responsibilities to also participate in the Plan for the Plan Year. The executive staff may also alter Target Annual Award Opportunities to reflect changed responsibilities of participants during the Plan Year. An employee who replaces or otherwise assumes the job functions or role of another employee does not automatically assume the Plan participation characteristics that had applied to such other employee. Rather, participation by the new or replacing employee must be individually considered and approved by the executive staff. Participants who are newly employed before April 1 of the Plan Year are eligible for full participation in the Plan for such Plan Year. Participants who are newly employed on or after April 1 of the Plan Year and before July 1 of the Plan Year (or comparable date for any Plan Year that does not mirror the calendar year), are eligible for half of any Plan award available based on Personal/Team Performance and Financial Performance for the Plan Year. Plan awards for Participants who transfer from the Exempt Salaried Incentive Plan to the Plan for purposes of the Plan Year, will be prorated to the beginning of the month following the employee’s transfer to the Plan. The transferred employee’s eligibility under the Exempt Salaried Incentive Plan will cease for the Plan Year. Changes in a Target Annual Award opportunity during a Plan Year will result in prorated participation for Plan awards. The eligibility of employees hired or with changed job responsibilities after June 30 of the Plan Year (or comparable date for any Plan Year that does not mirror the calendar year) will not be considered for participation in the Plan until a possible, subsequent Plan Year. Normally, employees who participate in any other annual incentive, commission or performance compensation plan of the Company or as a subsidiary are not eligible. The executive staff may consider prorated participation in the Plan for the Plan Year under special circumstances. Approved by Compensation Committee January 29, 2019 Page 2 of 4

MATERION

With two exceptions, Participants must be employed on the day award payments are issued in order to be eligible for any plan award. For a Participant who becomes eligible for and who elects a severance option under the Chronic Beryllium Disease Policy as amended, any award under the Plan will be prorated to the beginning of the month after the employee exercises the severance option. The second exception pertains to either the death of the participant or the retirement (at age 65, or at age 55 or older with 10 years of service), in which case, any Plan award will be prorated to the beginning of the month following the employee's death or the employee's retirement date, as applicable. In no event will a prorated Plan award be earned where the proration percent is less than one-third (1/3).

Participants who have been on a leave of absence in excess of 13 weeks during the Plan Year will have their Plan award reduced on a pro-rata basis to reflect their actual contribution.

IV. TARGET ANNUAL AWARD OPPORTUNITY

The Compensation Committee (or executive staff), along with a Participant's assigned salary grade level will determine the Target Annual Award Opportunity, as a percent of Base Salary, for participants in the MIP. The Target Annual Award Opportunity for participants in salary levels A, B, and C will be individualized as determined by the Compensation Committee or executive staff. The Target Annual Award Opportunity for participants in salary levels D, E, and EE will be determined by their salary grade level and executive staff.

Below is a summary of the Target Annual Award Opportunities at minimum, target, and maximum goal achievement, as a percent of Base Salary, for the 2019 Plan Year:

<table>
<tr><th rowspan="2">Level</th><th colspan="3">Financial Performance</th><th colspan="3">Personal /Team Performance [2]</th><th colspan="3">Total Award Opportunity</th></tr>
<tr><th>Min.</th><th>Target</th><th>Max.</th><th>Min.</th><th>Target</th><th>Max.</th><th>Min.</th><th>Target</th><th>Max.</th></tr>
<tr><td>A – C</td><td rowspan="6">25% of Target</td><td>Individualized [1]</td><td rowspan="6">200% of Target</td><td rowspan="5">0%</td><td rowspan="5">10%</td><td rowspan="5">20%</td><td colspan="3">Individualized [1]</td></tr>
<tr><td rowspan="2">D</td><td>20% or</td><td>5.00%</td><td>30.00%</td><td>60 %</td></tr>
<tr><td>15%</td><td>3.75%</td><td>25.00%</td><td>50 %</td></tr>
<tr><td rowspan="2">E</td><td>10% or</td><td>2.50%</td><td>20.00%</td><td>40 %</td></tr>
<tr><td>5%</td><td>1.25%</td><td>15.00%</td><td>30 %</td></tr>
<tr><td>EE</td><td>5%</td><td>0%</td><td>5%</td><td>10%</td><td>1.25%</td><td>10.00%</td><td>20 %</td></tr>
</table>

[1] Determined by Compensation Committee or executive staff

[2] Excludes Named Executive Officers (NEOs)

V. PLAN AWARD OPPORTUNITY FOR FINANCIAL PERFORMANCE COMPONENT

The Compensation Committee (or the executive staff) will establish minimum, target and maximum goals for each Financial Performance component of a Plan award opportunity. The executive staff will assign Participants to a specific business unit/subsidiary or corporate function for the Financial Performance component of Plan awards.

Performance that reaches the minimum level of a Financial goal will result in an award of 25 percent of the target opportunity for that measure. Unless the minimum level goal for Operating Profit has been met, no other Financial Performance component of plan awards (business unit, company, function, sub-unit, and/or other measurement), will result in an award greater than 100 percent of the target opportunity for that measure.

Performance that reaches or exceeds the maximum goal of a measure will result in an award at 200 percent of target opportunity for that measure. Award amounts for levels of achievement between minimum and target

Approved by Compensation Committee January 29, 2019

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goals, at target goals, and between target and maximum goals will be prorated according to the level of achievement. The Financial Performance portion of awards will be prorated for transfers between units (or between business unit and Corporate) according to the length of service by months in each unit during the Plan Year. VI. PLAN AWARD OPPORTUNITY FOR PERSONAL/TEAM PERFORMANCE COMPONENT The funding pool of the Personal/Team performance component will be determined by the financial results against the goals in the Financial Performance component of the Plan. For target levels of performance, the funding of the Personal/Team award pool will be 10 percent of base salary for Grades A through E, and 5 percent for Grade EE. The Personal/Team funding pool will be adjusted up or down based on the actual business financial performance. Performance that reaches the minimum level of a financial goal will result in funding of 25 percent, and Performance that reaches the maximum level of a financial goal will result in funding of 140 percent. The funding between minimum and target and target and maximum will be prorated according to the level of achievement. The business unit executive and the executive staff will decide allocation of the pool among eligible participants based on their performance throughout the Plan year relative to achieving established goals and objectives. Personal/Team incentive awards may range from 0% to 200% of a participant’s Personal/Team target incentive opportunity based on their individual performance. The aggregate total dollar amount of awards within each group may not exceed its total funded pool. VII. PAYMENT Distribution of any payouts for plan awards earned under the Plan to participants will be made in March of the year following the Plan Year. VIII. GENERAL PROVISIONS The executive staff has authority to make administrative decisions regarding the Plan. The Company’s Board of Directors, through the Compensation Committee, shall have final and conclusive authority for interpretation, application, and possible modification of this Plan or established targets. The Board of Directors, through the Compensation Committee, reserves the right to amend or terminate the Plan at any time. Subject to the preceding sentences, any determination by the Company's independent accountants shall be final and conclusive as it relates to the calculation of financial results. This Plan is not a contract of employment. Approved by Compensation Committee January 29, 2019 Page 4 of 4